Exhibit 99.1

HIGHLANDS BANKSHARES ANNOUNCES SECOND QUARTER RESULTS

Highlands Bankshares, Inc. (OTCBB: HBSI) announces its results of operations for the second quarter of 2006.

Highlands Bankshares’ operations for the second quarter of 2006 produced net income of $1,201,000. This compares to income of $918,000 for the second quarter of 2005, an increase of 30.83%. Return on Average Assets (ROAA) for the second quarter of 2006 was 1.45% and Return on Average Equity (ROAE) was 13.85%.

Income year to date through June 30, 2006 was $2,205,000 compared to income of $1,767,000 for the first six months of 2005. ROAA for the six month period was 1.32% and ROAE was 12.78%.

Income for the second quarter and year to date was impacted significantly by non recurring income of $155,000 related to an insurance settlement.

Assets have declined slightly from December 31, 2005 and at June 30, 2006 totaled $335,934,000 as compared to $337,573,000 at year end. Shareholders’ Equity at June 30, 2006 was $35,455,000, an increase of 4.30% from December 31, 2005.

During the quarter Highlands paid dividends to its shareholders of 23 cents per share.

Commenting on the results, Butch Porter, Highlands’ President and Chief Executive Officer, said, “On a run-rate, operational basis, our income continues to rise despite increased competitive pressures for both loans and deposits. This increase in profits comes in spite of a slight decline in assets, and, therefore, the recent trend of increases in return on assets continued in the second quarter.”

Porter continued, “Careful management of our balance sheet in the coming periods should allow us to maintain this recent profitability even while facing the increasingly intense competition for banking products.”

Highlands Bankshares Inc. is a financial holding company operating eleven banking locations in West Virginia and Virginia through its two wholly owned subsidiary banks, The Grant County Bank and Capon Valley Bank, and insurance services through its wholly owned subsidiary HBI Life Insurance Company.

Certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company does not update any forward-looking statements that may be made from time to time by or on behalf of the Company.